Exhibit 10.2

EXECUTION VERSION

INVESTORS AGREEMENT

This INVESTORS AGREEMENT (together with the Exhibits hereto, as amended, restated, supplemented or otherwise modified from time to time in compliance with the terms hereof, this “Agreement”), dated as of May 29, 2025, is entered into by and among (i) GABX Leasing LLC, a Delaware limited liability company (“JV”), (ii) GABX Leasing Holding LLC, a Delaware limited liability company (“Blocker”), (iii) Michigan U.S. Holdings LP, a Delaware limited partnership (the “Brookfield Blocker Member”), (iv) Brookfield Infrastructure Fund V-A, L.P., a Delaware limited partnership (“BIF V-A”), (v) Brookfield Infrastructure Fund V-B, L.P., a Delaware limited partnership (“BIF V-B”), (vi) Brookfield Infrastructure Fund V-C, L.P., a Delaware limited partnership (“BIF V-C”), (vii) Brookfield Infrastructure Fund V (ER) SCSP L.P., a limited partnership organized under the laws of Luxembourg (“BIF ER”) (each of BIF V-A, BIF V-B, BIF V-C and BIF ER, a “Brookfield ECL Party”, together the “Brookfield ECL Parties” and together with Blocker and the Brookfield Blocker Member, the “Brookfield Parties”), and (viii) GATX Corporation, a New York corporation (“GATX”, and collectively with the Brookfield Parties, each, an “Investor” and together, the “Investors”).

RECITALS

1. WHEREAS, prior to the date hereof, the Brookfield Blocker Member formed Blocker and entered into that certain limited liability company agreement of Blocker, dated as of May 23, 2025 (the “Original Blocker LLC Agreement”).

2. WHEREAS, prior to the date hereof, each of Blocker and GATX jointly formed JV and entered into that certain limited liability company agreement of JV, dated as of May 23, 2025 (the “Original JV LLC Agreement”).

3. WHEREAS, concurrently with the execution and delivery of this Agreement, each of JV, GATX Rail Locomotive Group, L.L.C., a Delaware limited liability company (“G Buyer”), BFLX Leasing LP, a Delaware limited partnership (“B Buyer”), GATX (solely for the purposes specified in the Purchase Agreement (as defined below)), Wells Fargo Bank, N.A., a national banking association (“Seller”), and Everen Capital Corporation, a Delaware corporation (“Everen”), has executed a Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time in compliance with this Agreement, the “Purchase Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Purchase Agreement, at the Closing (i) JV shall purchase, acquire, accept and assume from the Seller Group the JV Transferred Assets and the JV Assumed Liabilities (ii) G Buyer shall purchase, acquire and assume from the Seller Group the G Buyer Transferred Assets and the G Buyer Assumed Liabilities and (iii) B Buyer shall purchase, acquire and assume from the Seller Group the B Buyer Transferred Assets and the B Buyer Assumed Liabilities (collectively, the “Purchase Transaction”).

4. WHEREAS, concurrently with the execution and delivery of this Agreement, the Brookfield ECL Parties have executed a letter agreement in favor of JV pursuant to which the Brookfield ECL Parties have agreed to contribute, or cause to be contributed, to JV an equity investment in the form of cash immediately prior to the Closing (as hereinafter defined), on the terms and subject to the conditions set forth therein (such letter, as amended, restated, supplemented or otherwise modified from time to time in compliance with this Agreement, the “JV Equity Commitment Letter”).

5. WHEREAS, concurrently with the execution and delivery of this Agreement, the Brookfield ECL Parties have executed a limited guaranty in favor of Seller and Everen, pursuant to which the Brookfield ECL Parties have agreed to guarantee certain payment obligations of JV under the Purchase Agreement, on the terms and subject to the conditions set forth therein (as amended, restated, supplemented or otherwise modified from time to time in compliance with this Agreement, a “Limited Guaranty”).

6. WHEREAS, the Investors and JV wish to agree to certain terms and conditions that will govern the actions of such parties, as applicable, and the relationship among the Investors and JV with respect to the Purchase Agreement, the JV Equity Commitment Letter, the Limited Guaranty and the Definitive Documents (as hereinafter defined), and the transactions contemplated by each of the foregoing (collectively, the “Transactions”).

Therefore, the parties hereto hereby agree as follows:

1. EFFECTIVENESS; DEFINITIONS; CONSTRUCTION.

1.1. Effectiveness. This Agreement shall become effective upon the execution hereof and shall automatically terminate (except with respect to Sections 1.1 (Effectiveness), 1.2 (Definitions), 1.3 (Construction), 2.3 (Equity Commitments), 2.5 (Estimated Closing Statement), 2.6 (Regulatory Matters), 2.8 (Company Payments), 2.9 (JV Buyer Post-Closing Adjustment), 2.10 (Wrong Pockets), 2.11 (Post-Closing Access), 2.12 (Termination Fee Matters), 2.13 (Contribution With Respect to the Limited Guaranty), 2.14 (Transaction Expenses), 2.15 (Own Costs), 2.17 (Indemnification) and 3 (Miscellaneous)) upon the earlier of (i) the consummation of the Purchase Transaction contemplated by the Purchase Agreement (the “Closing”) and (ii) the valid termination of the Purchase Agreement in accordance with its terms; provided, that any liability of any party hereto for failure to comply with the terms of this Agreement prior to such termination shall survive such termination.

1.2. Definitions. Certain capitalized terms used in this Agreement are specifically defined herein. Capitalized terms used herein but not defined shall have the meanings given to them in the Purchase Agreement.

1.3. Construction. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Investors and JV, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Investor and JV by virtue of the authorship of any of the provisions of this Agreement.

2. AGREEMENTS AMONG THE INVESTORS AND JV.

2.1. Certain Actions Under the Purchase Agreement.

2.1.1. Unless otherwise unanimously agreed by the Brookfield ECL Parties and GATX, JV shall (and the Investors shall cause JV to), and GATX shall cause G Buyer to, and the Brookfield ECL Parties shall cause B Buyer to, subject to the terms and conditions of this Agreement and the Purchase Agreement, (i) comply with its respective obligations under the Purchase Agreement, (ii) use reasonable best efforts to cause all of the conditions to closing specified in Sections 7.1 and 7.2 of the Purchase Agreement (the “Closing Conditions”) to be met, and (iii) consummate the transactions contemplated by the Purchase Agreement in accordance with its terms if the applicable Closing Conditions have been satisfied or waived.

2.1.2. Unless otherwise unanimously agreed by the Brookfield ECL Parties and GATX, JV shall not (and the Investors shall cause JV not to), and GATX shall cause G Buyer not to, and the Brookfield ECL Parties shall cause B Buyer not to, (i) determine whether any of the Closing Conditions have been satisfied; provided, however, that in the event of a disagreement between the Investors as to whether any Closing Condition has been satisfied, JV shall (and the Investors shall cause JV to), and GATX shall cause

2

G Buyer to, and the Brookfield ECL Parties shall cause B Buyer to, as applicable, take the position with respect to Seller that such Closing Condition is not satisfied unless and until the Brookfield ECL Parties and GATX thereafter unanimously agree that such Closing Condition has been satisfied, (ii) waive compliance with any of the covenants, agreements or Closing Conditions contained in the Purchase Agreement or consent to any action of Seller, Everen or the Other Seller Group Entities pursuant to the Purchase Agreement,(iii) amend, supplement, otherwise modify or terminate the Purchase Agreement; provided, that, if JV becomes entitled to terminate the Purchase Agreement after the Outside Date pursuant to Section 8.1(d) of the Purchase Agreement, then JV shall (and the Investors shall cause JV to) terminate the Purchase Agreement unless (x) the commitment letter for the JV Debt Financing is extended such that it would not expire during the period after the Outside Date and prior to the termination of the Purchase Agreement or (y) Brookfield ECL Parties and GATX otherwise agree in writing, (iv) agree with Seller, Everen or any of the Other Seller Group Entities to any modification of the timing of the Closing set forth in Section 2.9 of the Purchase Agreement, or (v) initiate, direct, settle, pursue or defend any suit, claim or proceeding (x) involving Seller, Everen, the Other Seller Group Entities, any of the Transferred Assets or any of the Assumed Liabilities or (y) arising in connection with, or otherwise related to, the Transactions.

2.1.3. Each of the Investors shall use reasonable efforts to keep the other Investors informed regarding all substantive discussions and negotiations engaged in by such Investor (i) with any member of the Seller Group or any of its Representatives with respect to any of the Purchase Agreement, the JV Equity Commitment Letter, the Limited Guaranty, this Agreement and/or any of the transactions contemplated thereby and/or (ii) with the lenders or their respective Representatives with respect to the JV Debt Financing. The parties hereto agree that failure of any party hereto to comply with the terms of this Section 2.1.3 shall not relieve any Investor of its obligations hereunder.

2.2. Equityholder Arrangements. At the Closing, the Brookfield Parties, GATX and JV, as applicable, shall deliver, or cause to be delivered to such other applicable party, a duly executed counterpart signature page to (i) the amended and restated Original JV LLC Agreement (as amended and restated, the “A&R JV LLC Agreement”) substantially in the form of A&R JV LLC Agreement set forth on Exhibit A hereto, (ii) the amended and restated Original Blocker LLC Agreement (as amended and restated, the “A&R Blocker LLC Agreement”) substantially in the form of A&R Blocker LLC Agreement set forth on Exhibit B hereto, (iii) the Management Services Agreement (the “Management Services Agreement”), substantially in the form of Management Services Agreement attached hereto as Exhibit C, (iv) the Finance Lease Management Services Agreement (the “Finance Lease Management Services Agreement”), substantially in the form of the Finance Lease Management Services Agreement attached hereto as Exhibit D, but finalized and updated as required and agreed between the parties in accordance with Section 2.20.4 of Schedule 2.20, (v) the Call Option Agreement (the “Call Option Agreement”), substantially in the form of Call Option Agreement attached hereto as Exhibit E, and (vi) any other agreements or documents (organizational or otherwise) reasonably necessary or advisable in connection with the transactions contemplated by this Agreement (collectively, including the Original Blocker LLC Agreement and the Original JV LLC Agreement, the “Definitive Documents”).

2.3. Equity Commitments.

2.3.1. The Brookfield ECL Parties hereby affirm and agree that they are bound by the provisions set forth in the JV Equity Commitment Letter and that JV, at the joint direction of the Brookfield ECL Parties and GATX, shall be entitled to enforce the provisions of the JV Equity Commitment Letter in accordance with this Agreement and the terms of the JV Equity Commitment Letter, but only if the Brookfield ECL Parties and GATX unanimously determine that the conditions to funding (the “JV Equity Funding Conditions”) under the JV Equity Commitment Letter (other than any condition related to a failure of the Brookfield ECL Parties to fund their equity commitment set forth in the JV Equity Commitment Letter delivered when required in accordance with the terms thereof) are satisfied or have been unanimously waived

3

by the Brookfield ECL Parties and GATX (it being understood that the determination of the satisfaction or waiver of the Closing Conditions are subject to Section 2.1); provided, however, that in the event of a disagreement between the Brookfield ECL Parties and GATX as to whether any JV Equity Funding Condition has been satisfied, each of the Brookfield ECL Parties and GATX shall take the position that such JV Equity Funding Condition is not satisfied unless and until the Brookfield ECL Parties and GATX thereafter unanimously agree that such JV Equity Funding Condition has been satisfied. None of the Investors or JV shall attempt to enforce, or cause JV to enforce, the JV Equity Commitment Letter until the conditions set forth in this Section 2.3.1 have been satisfied. Subject to this Section 2.3.1, JV shall have no right to enforce the JV Equity Commitment Letter unless directed to do so by the Brookfield ECL Parties and GATX acting unanimously.

2.3.2. Promptly upon receipt of the Estimated Closing Statement, the Brookfield ECL Parties shall calculate the aggregate total cash amount required to satisfy (i) the Estimated JV Buyer Purchase Price, (ii) Transaction Expenses (as hereinafter defined) through Closing and a reasonable period thereafter and (iii) amounts required to prefund asset purchases pursuant to JV Transferred Contracts (such aggregate total cash amount, the “JV Cash Requirement”). It is understood and agreed that (a) the JV Debt Financing (as hereinafter defined) shall fund 70% of the JV Cash Requirement and (b) the Investors shall fund the remaining 30% of the JV Cash Requirements (such remaining 30% of the JV Cash Requirement being referred to herein as the “JV Equity Requirement”) in accordance with Section 2.3.3.

2.3.3. Notwithstanding the Brookfield ECL Parties’ obligations under the JV Equity Commitment Letter, (i) the Brookfield ECL Parties shall fund, or shall cause to be funded, to Blocker, and thereafter cause the Blocker to fund to JV no later than two (2) Business Days prior to the Closing an aggregate cash amount equal to seventy percent (70%) of the JV Equity Requirement and (ii) GATX shall fund to JV no later than two (2) Business Days prior to the Closing an aggregate cash amount equal to thirty percent (30%) of the JV Equity Requirement. Furthermore, GATX hereby affirms and agrees to cause G Buyer to deliver the Estimated G Buyer Purchase Price at the Closing in accordance with the Purchase Agreement and Brookfield ECL Parties shall cause B Buyer to deliver the Estimated B Buyer Purchase Price at the Closing in accordance with the Purchase Agreement.

2.3.4. Notwithstanding anything to the contrary in this Section 2.3, if the Brookfield ECL Parties and GATX determine after the Closing that JV does not require all of the JV Equity Requirement, the Investors shall cause JV to return any such excess to the Investors according to their percentage ownership interest in JV (taking into account the respective contributions made pursuant to Section 2.3.3).

2.3.5. In connection with the JV Equity Requirement funded pursuant to Section 2.3.1 (and any other capital contributions contemplated by this Agreement), JV shall issue to the Blocker and GATX Membership Interests (as defined in the Original JV LLC Agreement) of JV at the same price per unit and otherwise in accordance with each such Investor’s (or its Affiliates’) pro rata portion of the JV Equity Requirement funded at the Closing, and no other equity securities of JV or its Subsidiaries shall be issued to the Investors in respect of the JV Equity Requirement.

2.3.6. Prior to the Closing, without the written consent of each of the Brookfield ECL Parties and GATX, the Brookfield ECL Parties shall not transfer or assign or cause to be transferred or assigned, directly or indirectly, any of its obligations or rights under the JV Equity Commitment Letter other than as expressly permitted pursuant to the JV Equity Commitment Letter.

2.4. Debt Financing. Subject to Section 2.1.3, the Brookfield ECL Parties and GATX shall have joint control and discretion to cause JV and/or any other direct or indirect subsidiary of JV (the “JV Group”) to take any action or refrain from taking any action with respect to any incurrence of indebtedness or issuance of debt securities by any member of the JV Group in pursuit of or in connection with the Purchase

4

Transaction (including any hedging arrangements, any commitments and/or engagements in respect of any indebtedness, and any fee, expense reimbursement and/or indemnity arrangements in respect thereof) (any of the foregoing and collectively, the “JV Debt Financing”), including negotiating, and/or causing any member of the JV Group to enter into, definitive agreements relating to the JV Debt Financing; provided, notwithstanding anything herein or in any other document to which one or more Investors may be a party to the contrary, any JV Debt Financing shall be non-recourse to the Investors other than with respect to the guarantee of such JV Debt Financing provided by GATX (or its Affiliate). No member of the JV Group shall be authorized to enter into any agreements evidencing (or committing to) any JV Debt Financing without the prior written approval of each of the Brookfield ECL Parties and GATX.

2.5. Estimated Closing Statement.

2.5.1. The Investors shall cooperate to review the Estimated Closing Statement as soon as practicable after receipt of the Estimated Closing Statement, and in no event more than three (3) Business Days prior to the Closing, to assess if:

(i) (a) any assets included on the Reference Operating Rail and Locomotive Equipment Tape moved to the updated Finance Equipment Tape and (b) any assets included on the Reference Finance Equipment Tape moved to the updated Operating Rail and Locomotive Equipment Tape (collectively, “Moved Assets”); and

(ii) any other railcars that are owned, or will be owned, by any member of the Seller Group as of the Closing were not included on the Operating Rail and Locomotive Equipment Tape.

2.5.2. The Investors shall cause the Buyers to deliver the joint written notice to Seller contemplated by Section 2.13(b) of the Purchase Agreement if (a) Moved Assets are identified (in which case such notice shall instruct Seller to move such Moved Assets back to the Finance Equipment Tape or the Operating Rail and Locomotive Data Tape, as applicable) or (b) GATX and Brookfield unanimously agree to provide such notice (in which case such notice shall instruct Seller as shall be unanimously agreed).

2.6. Regulatory Matters.

2.6.1. Strategy. The Investors shall work in good faith to jointly develop and execute a strategy with respect to the Requisite Regulatory Approvals.

2.6.2. Certain Regulatory Agreements. JV and the Investors agree to the regulatory matters set forth on Schedule 2.6.2.

2.7. No Transfers by a Brookfield Party or GATX. Prior to the Closing, neither any Brookfield Party nor GATX shall, directly or indirectly, transfer or cause to be transferred (x) any equity interests it directly or indirectly holds in JV or Blocker unless the transferee is (i) Brookfield Infrastructure Group LLC or any of its Affiliates or (ii) an Affiliate of GATX, or (y) except as provided in Section 2.19, any of its obligations or rights under this Agreement, the Purchase Agreement, the JV Equity Commitment Letter, or the Limited Guaranty.

2.8. Damages. In the event the JV (or any of its Affiliates) receives any damages award or settlement payment, reimbursement of expenses, indemnification for damages or other similar payments from Seller or Everen or any of its Affiliates pursuant to the Purchase Agreement or in connection with or related to the Purchase Transaction (collectively, “Damages Payments”), JV (or any of its Affiliates, as applicable) shall (x) first, make adequate provisions for the Transaction Expenses if any such Transaction Expenses remain outstanding and (y) second, pay or cause to be paid all remaining amounts of the Damages Payments after giving effect to clause (x), if any, fifty percent (50%) to the Brookfield ECL Parties, on the one hand, and fifty percent (50%) to GATX, on the other hand.

5

2.9. JV Post-Closing Adjustment. To the extent JV has to make a payment to Seller pursuant to the Purchase Agreement, (a) (i) the Brookfield ECL Parties shall promptly fund to Blocker, and thereafter cause the Blocker to fund to JV no later than two (2) Business Days after the Final Closing Statement is final and binding pursuant to the Purchase Agreement, an aggregate cash amount equal to seventy percent (70%) of such payment amount and (ii) GATX shall promptly fund to JV, an aggregate cash amount equal to thirty percent (30%) of such payment amount and (b) the Investors shall thereafter cause JV to effectuate such payment to Seller. To the extent JV receives a payment from Seller pursuant to the Purchase Agreement, the Investors shall cause JV to distribute such payment to the Investors pro rata in accordance with their percentage ownership interest in JV.

2.10. Wrong-Pockets. If, at any time during the six (6)-month period following the Closing:

2.10.1. GATX or any of its Affiliates (including G Buyer) receives or otherwise possesses (or is responsible for) any funds or other assets or any liabilities, in each case, that are a JV Transferred Asset, B Buyer Transferred Asset, JV Assumed Liability or B Buyer Assumed Liability, or that are otherwise properly due and owing to JV or B Buyer (or its respective successors or assigns) in accordance with the terms of the Purchase Agreement, GATX shall (and shall cause its Affiliates, including G Buyer, as applicable to), promptly notify and assign, transfer or convey, or cause to be assigned, transferred or conveyed, such JV Transferred Asset, JV Assumed Liability, B Buyer Transferred Asset or B Buyer Assumed Liability to JV or B Buyer, as applicable, and promptly remit, or cause to be remitted, any funds to JV or B Buyer (or its successors or assigns), as applicable;

2.10.2. the Brookfield Parties or any of their respective Affiliates (including B Buyer) receives or otherwise possesses (or is responsible for) any funds or other assets or any liabilities, in each case, that are a JV Transferred Asset, G Buyer Transferred Asset, JV Assumed Liability or G Buyer Assumed Liability, or that are otherwise properly due and owing to JV or G Buyer (or its respective successors or assigns) in accordance with the terms of the Purchase Agreement, the Brookfield Parties shall (and shall cause any of their respective Affiliates, including B Buyer, as applicable to), promptly notify and assign, transfer or convey, or cause to be assigned, transferred or conveyed, such JV Transferred Asset, JV Assumed Liability, G Buyer Transferred Asset or G Buyer Assumed Liability to JV or G Buyer, as applicable (or any of its respective Affiliates) and promptly remit, or cause to be remitted, any funds to JV or G Buyer, as applicable; and

2.10.3. JV (or any subsidiary of JV) receives or otherwise possesses (or is responsible for) any funds or other assets or any liabilities, in each case, that are a G Buyer Transferred Asset, B Buyer Transferred Asset, G Buyer Assumed Liability or B Buyer Assumed Liability, or that are otherwise properly due and owing to G Buyer or B Buyer (or any of their respective successors or assigns) in accordance with the terms of the Purchase Agreement, JV shall (and the Investors shall cause JV to), as applicable, promptly notify and assign, transfer or convey, or cause to be assigned, transferred or conveyed, such G Buyer Transferred Asset, G Buyer Assumed Liability, B Buyer Transferred Asset or B Buyer Assumed Liability to G Buyer or B Buyer, as applicable (or any of its respective Affiliates) and promptly remit, or cause to be remitted, any funds to G Buyer or B Buyer (or any of their respective successors or assigns), as applicable.

2.11. Post-Closing Access.

2.11.1. After the Closing, until the six (6) month anniversary of the Closing Date, if GATX or any of its Affiliates discover that any B Buyer Books and Records or JV Books and Records have been delivered to G Buyer, GATX shall (and shall cause G Buyer to) (x) promptly notify JV or the Brookfield Parties, as applicable and (y) promptly deliver to JV or B Buyer, as applicable, such JV Books and Records or B Buyer Books and Records, as applicable.

6

2.11.2. After the Closing, until the six (6) month anniversary of the Closing Date, if any Brookfield Party or any of its Affiliate discover that any G Buyer Books and Records or JV Books and Records have been delivered to B Buyer, the Brookfield Parties shall (and shall cause B Buyer to) (x) promptly notify JV or GATX, as applicable and (y) promptly deliver to JV or G Buyer, as applicable, such JV Books and Records or G Buyer Books and Records, as applicable.

2.11.3. After the Closing, until the six (6) month anniversary of the Closing Date, if JV or any of its Affiliates discovers that any B Buyer Books and Records or G Buyer Books and Records have been delivered to JV, JV shall (and the Investors shall cause JV to) (x) promptly notify GATX or the Brookfield Parties, as applicable and (y) promptly deliver to G Buyer or B Buyer, as applicable, such G Buyer Books and Records or B Buyer Books and Records, as applicable.

2.12. Termination Fee Matters.

2.12.1. In the event that all or any portion of any termination fees, damages awards, settlement payments, expense reimbursement or other payments, including the Termination Fee are required to be paid by JV and/or the Brookfield ECL Parties (including as a result of any obligation by JV or the Brookfield ECL Parties to pay any such amounts under the Purchase Agreement, the Limited Guaranty or any settlement agreement) to Seller or Everen (or their designee(s)) at or following the termination of the Purchase Agreement (x) by Seller pursuant to Section 8.1(c) of the Purchase Agreement, (y) by Seller pursuant to Section 8.1(f) of the Purchase Agreement on account of the failure of obtain the financing contemplated by the JV Debt Commitment Letter or (z) by JV pursuant to Section 8.1(d) of the Purchase Agreement at a time when the Purchase Agreement was terminable by Seller pursuant to Section 8.1(c) or Section 8.1(f) of the Purchase Agreement on account of the failure of obtain the financing contemplated by the JV Debt Commitment Letter (such fees and payments, collectively, the “JV Termination Payments”), then the JV Termination Payments shall be paid by JV and/or the Brookfield ECL Parties to Seller or Everen (or their designee(s)) when due. GATX hereby affirms and agrees that it shall pay, or cause to be paid, to JV and/or the Brookfield ECL Parties, as applicable, cash in an amount equal to fifty percent (50%) of the aggregate amount of such JV Termination Payments as much in advance of when such JV Termination Payments are due as is reasonably practicable.

2.12.2. If (a) the actions taken (or failed to be taken) by the JV Lenders were, individually or in the aggregate, the primary reason for the JV Termination Payments becoming payable, (b) the Investors unanimously agree to cause JV to seek remedy against the JV Lenders and (c) JV prevails against the JV Lender and recovers any amounts therefrom, then the Investors shall cause JV to distribute any amounts received by JV from such JV Lender to the Investors in equal parts; provided that any amounts recovered in connection with the B Buyer Debt Financing shall be distributed to the Brookfield ECL Parties or their designee.

2.12.3. In the event that all or any portion of any termination fees, any damages awards or settlement payments, any expense reimbursement or other payments, including the Termination Fee and any related costs associated with obtaining such Termination Fee, are required to be paid by JV and/or the Brookfield ECL Parties (including as a result of any obligation by JV or the Brookfield ECL Parties to pay any such amounts under the Purchase Agreement, the Limited Guaranty or any settlement agreement) to Seller or Everen (or their designee(s)) at or following the termination of the Purchase Agreement (x) by Seller pursuant to Section 8.1(f) of the Purchase Agreement on account of the failure of obtaining the financing contemplated by the B Buyer Debt Commitment Letter or (y) by JV pursuant to Section 8.1(d) of the Purchase Agreement at a time when the Purchase Agreement was terminable by Seller pursuant to Section

7

8.1(c) or Section 8.1(f) of the Purchase Agreement on account of the failure of obtaining the financing contemplated by the B Buyer Debt Commitment Letter (such fees and payments, collectively, the “B Buyer Termination Payments”), then, the B Buyer Termination Payments shall be paid by the Brookfield ECL Parties to Seller or Everen (or their designee(s)) when due.

2.13. Contribution With Respect to the Limited Guaranty. The Brookfield ECL Parties shall not take any action to terminate or amend the Limited Guaranty without the prior written consent of GATX. Each of the Investors shall cooperate in defending any claim with respect to which the Brookfield ECL Parties are, or are alleged to be, liable to make payments under the Limited Guaranty; provided, that the obligation to cooperate shall not require any Investor to commence or be a party to any legal action. Subject to Section 2.17, GATX agrees to contribute without duplication to the amount paid or payable by the Brookfield ECL Parties in respect of the Limited Guaranty so that GATX will have paid to the Brookfield ECL Parties an amount equal to fifty percent (50%) of the aggregate amount paid under the Limited Guaranty.

2.14. Transaction Expenses. Set forth on Exhibit F hereto is a list of types of transaction expenses to be borne by JV ( together with such other transaction expenses each of GATX and Brookfield ECL Party agree to be borne by JV, the “Transaction Expenses”). In the event the Purchase Agreement is terminated prior to the Closing, each Investor shall bear 50% of the Transaction Expenses and shall make all such payments required directly to any owed party within ten (10) Business Days of such termination.

2.15. Own Costs. Each of the Brookfield Parties, on the one hand, and GATX, on the other hand, shall be responsible for and will bear any fees, costs and expenses incurred relating to or in connection with the transactions contemplated by this Agreement, the Purchase Agreement, the Definitive Documents, and all other agreements, documents and letters in connection with the JV Debt Financing, the JV Equity Commitment Letter and the Limited Guaranty (the “Transaction Documents”) other than those that are included in Transaction Expenses.

2.16. Representations; Warranties; Covenants. The Brookfield Parties, jointly as to themselves only, and GATX as to itself only, hereby represent and warrant to the other Investors on the date hereof and at the Closing Date that (a) each of such Investor is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) this Agreement and the other Transaction Documents to which such Investor is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the other Investors thereto, constitute legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (c) except for the requirements of state securities laws, and antitrust, merger control, competition or trade regulation Laws, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Investor for the execution and delivery of this Agreement or any Transaction Document to which such Investor is a party and the consummation by such Investor of the transactions contemplated hereby and thereby (other than as may be a condition to closing the transactions set forth in the Purchase Agreement) and (ii) neither the execution and delivery of this Agreement or such Transaction Documents by such Investor nor the consummation by such Investor of the transactions contemplated hereby or thereby nor compliance by such Investor with any of the provisions hereof or thereof shall (1) conflict with or violate any provision of its organizational documents, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Investor pursuant to any Contract to which such Investor is a party or by which such Investor or any property or asset of such Investor is bound or affected, or (3) violate any Law or Order applicable to such Investor or any of its properties or assets.

8

2.17. Indemnification. Notwithstanding anything herein to the contrary, each Investor shall indemnify and hold harmless JV, each other Investor and their respective Affiliates and any direct or indirect equityholder, director, officer, employee, Affiliate, member, manager, general or limited partner, agent, attorney or other representative of the foregoing (each, an “Indemnified Party”) from and against any and all out-of-pocket losses, liabilities, damages, fees, costs, expenses, penalties, fines and Taxes incurred or suffered by an Indemnified Party arising out of, attributable to, or incurred or suffered due to, any Investor’s breach or default of any of the terms and/or conditions of this Agreement (whether as a result of (x) the Closing not occurring when it otherwise would occur pursuant to the Purchase Agreement, (y) the termination of the Purchase Agreement, or (z) any other reason), including (A) any Termination Fee and any payments made pursuant to a Limited Guaranty (but without duplication of the amounts to be paid in accordance with Section 2.7), (B) any Transaction Expenses, (C) any financing costs or other fees, costs or expenses incurred in order to consummate or attempt to consummate the Transactions, and (D) any fees, costs or expenses incurred in connection with enforcing the Indemnified Party’s rights under this Agreement; provided, that in no event will such losses include (i) lost profits or punitive damages except to the extent recovered by JV, its Affiliates or any third party unaffiliated with any Investor, and (ii) any JV Termination Payments if and to the extent actually paid by or on behalf of the Investor required to bear such amounts pursuant to and in accordance with the terms of this Agreement.

2.18. Transfer Taxes. The parties hereto agree that the Investors shall, and shall cause their respective Affiliates (including, as applicable, JV CanCo, G Buyer CanSub and B Buyer CanSub) to, cooperate with each other in good faith to enable (a) JV, (b) G Buyer and (c) B Buyer to properly and timely comply with its respective obligations under Section 2.17, Section 6.19(e) and Section 9.4 of the Purchase Agreement; provided, that, GATX and its Affiliates shall be responsible for ensuring that each of G Buyer, G Buyer CanSub, JV and JV CanCo timely and properly obtain all applicable sales and use Tax exemption certificates or any other documentation and complete any other steps that are necessary to minimize or eliminate any Transfer Taxes relating to the G Buyer Asset Sale and the JV Asset Sale (including timely and properly completing the Canadian Transfer Tax registrations for each of G Buyer, G Buyer CanSub, JV and JV CanCo, as applicable).

2.19. Acquisition of Canadian Transferred Assets.

2.19.1. Prior to the Closing, JV shall (and the Investors shall cause JV to) (i) form a new Canadian corporation as a direct, wholly owned subsidiary of JV (“JV CanCo”) and (ii) assign its rights and obligations with respect to any JV Transferred Assets that are Canadian Transferred Assets (including, without limitation, the right to purchase such Canadian Transferred Assets) to JV CanCo in accordance with Section 11.3 of the Purchase Agreement.

2.19.2. Prior to the Closing, GATX and its Affiliates shall cause G Buyer to assign its rights and obligations with respect to any G Buyer Transferred Assets that are Canadian Transferred Assets (including, without limitation, the right to purchase such Canadian Transferred Assets) to an existing GATX wholly owned, either directly or indirectly, corporate Affiliate registered to do business in Canada (“G Buyer CanSub”) in accordance with Section 11.3 of the Purchase Agreement.

2.19.3. Prior to the Closing, Brookfield ECL Parties shall cause B Buyer to (i) form a new Canadian corporation as a direct, wholly owned subsidiary of B Buyer (“B Buyer CanSub”) and (ii) assign its rights and obligations with respect to any B Buyer Transferred Assets that are Canadian Transferred Assets (including, without limitation, the right to purchase such Canadian Transferred Assets) to B Buyer CanSub in accordance with Section 11.3 of the Purchase Agreement.

9

2.20. Additional Matters. JV and the Investors agree to the matters set forth on Schedule 2.20.

3. MISCELLANEOUS.

3.1. Notices. Any notices or correspondence received by JV or any Investor under, in connection with, or related to this Agreement, the Purchase Agreement or any JV Debt Financing (or any of the transactions contemplated by any of the foregoing) shall be promptly provided to each other Investor at the address set forth below, or any other address designated by such Investor in writing to the other Investors.

(i)	If to the Brookfield Parties to:

Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention: Keir Hunt

Email:   [***]

with a copy (which shall not constitute notice to the Brookfield Parties) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention: Eric C. Otness; Ralph E. Perez

Email:   [***]

(ii)	If to the GATX Parties:

GATX Corporation

233 South Wacker Drive

Chicago, Illinois 60606

Attention: GATX Contract Administration

Email:     [***]

with a copy (which shall not constitute notice to the GATX Parties) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: William R. Kucera

Email:   [***]

10

3.2. Amendment; Waiver. Any provision hereof may be amended, supplemented, restated, modified or waived only in signed writing, in the case of any (a) amendment, supplement, modification or restatement, by the parties hereto, or (b) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

3.3. Severability. The provisions hereof shall be deemed severable and the illegality, invalidity or unenforceability of any provision hereof shall not affect the legality, validity or enforceability of the other provisions hereof. If any provision hereof, or the application thereof to any Person or circumstance, is found by any Governmental Entity of competent jurisdiction to be illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder hereof, and the application of such provision to other Persons or circumstances, shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the illegality, validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.

3.4. Remedies. Except as otherwise provided herein, this Agreement will be enforceable against the parties hereto by all available remedies at Law or in equity (including, without limitation, specific performance).

3.5. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that an Investor may be a partnership, limited liability company or private limited company, each of JV and each Investor, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than JV and the Investors shall have any obligations hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (other than JV and the Investors, each, a “JV Related Party” and collectively, the “JV Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by, any JV Related Party for any obligations of the Investors or any of their successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. JV and each Investor further agrees that neither it nor any of its Affiliates shall have any right of recovery against any JV Related Party, whether by piercing the corporate veil or by a claim against any Affiliate of such JV Related Party.

3.6. No Third Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, (i) that the Indemnified Parties are express intended third party beneficiaries of Section 2.17, and (ii) the Parent Related Parties are express intended third party beneficiaries of Section 3.5.

11

3.7. Governing Law. Subject to Section 3.8, this Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with, the laws of the state of Delaware, without regard to its conflicts of laws rules.

3.8. Arbitration.

3.8.1. With the exception only of any proceeding seeking interim or provisional relief in order to protect the rights or property of a party hereto which a party hereto may elect to pursue in court, all claims or disputes arising out of or relating to this Agreement, not amicably resolved between the Parties shall be finally settled by binding arbitration upon demand by a party hereto. Such arbitration shall be administered by the International Chamber of Commerce (the “ICC”) utilizing the Rules of Arbitration of the ICC in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Parties can agree on the one arbitrator. If the Parties cannot agree on a single arbitrator, there shall be a panel of three arbitrators with (x) one chosen by each of the Owner and the Manager and (y) the third arbitrator selected by the two arbitrators appointed pursuant to the immediately foregoing clause (x). If a party hereto fails to appoint an arbitrator within thirty (30) days following a written request by another party hereto to do so or if the two party-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within thirty (30) days following their appointment, the additional arbitrator shall be selected by the ICC pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least twenty (20) years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all laws applicable to the Parties (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any governmental authority necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators, which shall be in writing and state the reasons upon which the award rests, shall be final and binding upon the Parties (subject only to limited review as required by applicable law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable law. The losing party hereto shall pay the prevailing party hereto’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each party hereto shall bear its own fees and costs until the arbitrator(s) determine which, if any, party hereto is the prevailing party hereto and the amount that is due to such prevailing party hereto. The arbitration proceedings shall take place in Chicago, Illinois and, for the avoidance of doubt, the arbitration proceedings shall be conducted in the English language.

3.8.2. All discussions, negotiations and proceedings under this Section 3.8, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable law, necessary to comply with any legal requirements of such party hereto or necessary or advisable in order for a party hereto to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities laws or the rules of any stock exchange on which any of such party hereto’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.

3.8.3. Any settlement discussions occurring and negotiating positions taken by any party hereto in connection with the procedures under this Section 3.8 will be subject to Rule 408 of the Federal Rules of Civil Procedure and any equivalent State rule and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.

12

3.9. Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements, arrangements or understandings (written, electronic, oral or otherwise), among the parties hereto with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms and the applicable terms herein. If there is any conflict between this Agreement and the Joint Bidding Agreement, dated as of July 11, 2024, by and between Brookfield Infrastructure Group LLC and GATX, this Agreement shall prevail. This Agreement shall be binding upon each of the parties hereto and each of their permitted successors and assigns. Other than as expressly provided herein, this Agreement shall not be assigned without the prior written consent of the parties hereto. Any assignment in derogation of the foregoing shall be null and void.

3.10. No Representations or Duty. Each Investor specifically understands and agrees that none of JV or any Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants, severally (and not jointly or joint and severally) that it is not relying on JV or any other Investor (a) for its due diligence concerning, or evaluation of, the Business, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to Tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or to JV, except as expressly set forth in this Agreement.

3.11. No Partnership or Agency. Nothing in the Agreement shall constitute a partnership between the parties hereto or any of them or constitute any such person as agent of any other for any purpose whatever and none shall have authority or power to bind the others or to contract in the name of or create liability against the others in any way or for any purpose save as expressly authorized in writing from time to time.

3.12. Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means such as DocuSign, “.pdf” or “.jpg” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument, it being understood that all Parties need not sign the same counterpart.

[Remainder of page intentionally left blank]

13

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

JV:

GABX LEASING LLC
a Delaware limited liability company

By:	GABX Leasing Holding LLC, a Member

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

GABX LEASING LLC
a Delaware limited liability company

By:	GATX Corporation a Member

By:	/s/ Robert Lyons
Name:	Robert Lyons
Title:	President and Chief Executive Officer

BROOKFIELD PARTIES:

GABX LEASING HOLDING LLC
a Delaware limited liability company

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

MICHIGAN U.S. HOLDINGS LP
a Delaware limited partnership

By:	Brookfield Infrastructure Fund V GP LLC, its General Partner

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

[Investors Agreement Signature Page]

GATX:

GATX CORPORATION
a New York corporation

By:	/s/ Robert Lyons
Name:	Robert Lyons
Title:	President and Chief Executive Officer

[Investors Agreement Signature Page]

BROOKFIELD ECL PARTIES:

BROOKFIELD INFRASTRUCTURE FUND V-A, L.P.

By:	BROOKFIELD INFRASTRUCTURE FUND V GP LLC, its general partner

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

BROOKFIELD INFRASTRUCTURE FUND V-B, L.P.

By:	BROOKFIELD INFRASTRUCTURE FUND V GP LLC, its general partner

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

BROOKFIELD INFRASTRUCTURE FUND V-C, L.P.

By:	BROOKFIELD INFRASTRUCTURE FUND V GP LLC, its general partner

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

[Investors Agreement Signature Page]

BROOKFIELD INFRASTRUCTURE FUND V (ER) SCSP

By:	BROOKFIELD INFRASTRUCTURE FUND V GP S.A.R.L., its general partner

By:	/s/ Carolina Parisi
Name:	Carolina Parisi
Title:	Manager

By:	/s/ Luc Leroi
Name:	Luc Leroi
Title:	Manager

[Investors Agreement Signature Page]

EXHIBIT A

FORM OF A&R JV LLC AGREEMENT

[See Exhibit 10.3 to this Form 8-K.]

EXHIBIT B

FORM OF A&R BLOCKER LLC AGREEMENT

[Omitted.]

EXHIBIT C

FORM OF MANAGEMENT SERVICES AGREEMENT

[Omitted.]

EXHIBIT D

FORM OF FINANCE LEASE MASTER SERVICES AGREEMENT

[Omitted.]

EXHIBIT E

FORM OF CALL OPTION AGREEMENT

[Omitted.]

EXHIBIT F

FORM OF EXPENSE STATEMENT

[Omitted.]

SCHEDULE 2.6.2

[Omitted.]

SCHEDULE 2.20

[Omitted.]